Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Wood Chief Financial Officer Liberate Technologies (650) 330-8964 gwood@liberate.com

LIBERATE ANNOUNCES EFFECTIVE DATE FOR REVERSE/FORWARD STOCK SPLIT

Palo Alto, Calif., December 7, 2005 — Liberate Technologies (Pink Sheets: LBRT), announced today that December 19, 2005 has been established as the effective date for its proposed reverse/forward stock split, conditioned upon stockholder approval at the special meeting of stockholders to be held on December 15, 2005.

As previously announced on June 16, 2005, Liberate's Board of Directors approved a reverse 1-for-250,000 split of Liberate common stock to be followed immediately by a forward 250,000-for-1 split, subject to stockholder approval, as part of a "going private" transaction. Persons otherwise entitled to receive less than one share in the reverse stock split (that is, stockholders holding less than 250,000 shares at the effective time of the reverse stock split) would instead receive cash in the amount of $0.20 per share. The transaction is subject to the approval of Liberate's stockholders and certain other conditions. If the transaction is approved by stockholders and implemented, Liberate expects to have fewer than 300 stockholders of record, which would enable Liberate to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

Liberate has filed a definitive proxy statement and Schedule 13E-3 transaction statement in connection with the proposed reverse/forward stock split. The proxy statement was mailed to the stockholders of Liberate on or about November 14, 2005. Liberate's stockholders are urged to read the proxy statement and other relevant materials because they contain important information about the proposed reverse stock split. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, stockholders are encouraged to vote on the proposal, and may obtain additional information, including free copies of the documents filed with the SEC, by calling the Altman Group at 1-800-814-0457.

Liberate and its officers and directors may be deemed to be participants in the solicitation of proxies from Liberate's stockholders with respect to the proposed reverse stock split. A description of any interests that Liberate's officers and directors have in the proposed reverse stock split is contained in the proxy statement.